An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular Subject To Completion

Dated March 26, 2018

American Premium Water Corporation

Up to 70,000,000 Shares of Common Stock

American Premium Water Corporation (“Company,” “HIPH,” “we,” “us,” and “our”) is offering up to 65,000,000 shares of our $.0001 par value per share common stock for $0.04 per share, for gross proceeds of up to $2,600,000, before deduction of offering expenses, assuming all shares are sold. The minimum investment established for each investor is $10,000, unless such minimum is waived by the Company in its sole discretion, which may be done on a case-by-case basis. The Selling Security Holder (as such term is defined herein) is offering for sale a maximum of 5,000,000 shares of common stock at a fixed price of $.04 per share. The Selling Security Holder will be entitled to keep all proceeds from the sale of its shares. For more information regarding the securities being offered, see the section entitled “Securities Being Offered” on page 26. There is no minimum aggregate offering amount and no provision to escrow or return investor funds if any minimum amount of shares is not sold.

Shares offered by the Company will be sold by our directors and executive officers. We may also elect to engage licensed broker-dealers. No sales agents have yet been engaged to sell shares. The Selling Security Holder’s shares will be sold by the Selling Security Holder directly or through its respective broker-dealers. The Company will not pay for any selling expenses of the Selling Security Holder. All shares will be offered on a “best-efforts” basis.

The sale of shares will begin once the offering statement to which this circular relates is qualified by the Securities and Exchange Commission (“SEC”) and will terminate one year thereafter or once all 70,000,000 shares are sold, whichever occurs first. We expect the offering to commence on the date on which the offering statement of which this offering circular is a part is qualified by the SEC. Notwithstanding, the Company may extend the offering by an additional 90 days or terminate the offering at any time.

Our common stock is not now listed on any national securities exchange or the Nasdaq stock market; however, our stock is quoted on OTC Markets Group, Inc.’s Pink marketplace under the trading symbol “HIPH.” There is currently only a limited market for our securities. There is no guarantee that our securities will ever trade on any listed exchange or be quoted on the OTCQB or OTQX marketplaces.

This offering is being made pursuant to Tier 1 of Regulation A following the Offering Circular disclosure format.

Title of each class of securities to be registered	Amount maximum to be registered	Proposed offering price per unit	Proposed maximum aggregate offering price	Commissions and Discounts (1)	Proceeds to Company (2)
Common Stock offered by the Company	65,000,000	$0.04	$2,600,000	$0	$2,600,000
Selling Security Holder	5,000,000	$0.04	$200,000	$0	$0

1) We may offer shares through registered broker dealers, although at this time, we have not determined if we will require these services, and therefore have not selected such a selling agent.

2) We estimate that our total expenses for this offering will be $85,000. See “ Plan of Distribution.”

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on Page 6.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

12777 Jefferson Blvd. Suite 310 Playa Vista, CA 90066-0748

(888) 983-0054; www.americanpremiumwater.com

Offering Circular Date:              ,2018

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USE OF MARKET AND INDUSTRY DATA

This Offering Circular includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this Offering Circular are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this Offering Circular or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, internally prepared and third-party market prospective information, in particular, are estimates only and there will usually be differences between the prospective and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Also, references in this Offering Circular to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this Offering Circular.

Solely for convenience, we refer to our trademarks in this Offering Circular without the ® or the ™ or symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our own trademarks. Other service marks, trademarks and trade names referred to in this Offering Circular, if any, are the property of their respective owners, although for presentational convenience we may not use the ® or the ™ symbols to identify such trademarks.

SUMMARY INFORMATION

This summary highlights some of the information in this circular. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire circular, including the section entitled “Risk Factors,” before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” refer to American Premium Water Corporation together with its wholly owned subsidiaries.

The Company

American Premium Water Corporation was originally incorporated in the State of Nevada on February 17, 1998 as Goldsearch Corp. On May 4, 1999, the Company changed its name to Kinesys Pharmaceutical, Inc. On March 2003, the Company changed its name to Database Solutions, Ltd. On October 2007, the Company changed its name to Blue Data Group Inc. On November 2007, the Company changed its name to Expert Group, Inc. On September 2013, the Company changed its name to American Premium Water Corporation. The Company’s principal business address is 12777 Jefferson Blvd. Suite 310, Playa Vista, CA 90066-0748.

The Company is currently authorized to issue a total of 300,000,000 shares of common stock with a par value of $0.0001 and 25,000,000 shares of Series A Preferred Stock with a par value of $0.001. As of May 4, 2018, the Company had 93,818,118 shares of common stock outstanding, and 19,370,440 shares of Series A Preferred Stock outstanding.

The Company’s securities are currently quoted on the OTC Markets Group Inc.’s Pink marketplace. There is a limited market for the shares included in this offering.

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Business Overview

The Company, through its subsidiaries, is a manufacturer, distributor, and marketer of branded consumer products. The Company is also actively seeking to acquire business(es) or enter into partnership and/or licensing agreements in the blockchain and crypto-currency sector that could support the Company’s branded consumer products businesses. There can be no assurances that the Company will make such an acquisition or enter into such partnership and/or licensing agreements.

The Company’s business plan is to manufacture and distribute consumer products under the L'ALPINA and GENTS brands and seek other acquisition opportunities in the branded consumer products space, including but not limited too other beverages, fashion brands, or apparel/accessories companies.

Under the L'ALPINA brand, the Company manufactures and distributes hi-pH alkaline water which has higher pH levels than regular drinking water, which is intended to neutralize the acid in the human body, which the Company believes could potentially provide benefits including reduction of acid-reflux issues, anti-aging properties, weight loss, immune system support, and other possibly preventative qualities. The Company is also currently developing hydrogen-infused water and energy drinks, which the Company believes could potentially provide benefits of hydrogen infused beverages, including; decreases in inflammation, promotion of free-radicals, increased generation of antioxidants, anti-aging benefits, most specifically for the skin, reduction of muscle fatigue before, and during physical exertion/exercise, assist in recovery by reducing lactic acid buildup, reduction in allergic reactions, and general pain relief. The hydrogen-infused beverage market is fairly nascent; in the United States, the Company believes that there are currently only five other competitors in the category: H-Factor, Hyvida, HTwo, Dr Perricone Hydrogen Infused Water, and Izumio Hydrogen. None of these other brands have gained any significant market share. The Company sees an opportunity to become the leading manufacturer of hydrogen-infused beverages, leveraging the L'ALPINA brand’s extensive social media following and celebrity engagement with its products. The Company has also announced plans to market and distribute a cannabidiol (CBD) infused hydrogen beverage that the Company believes is the first of its kind. The Company sees opportunity in potentially being first to market in this product category.

GENTS is a producer of luxury hats and other fine accessories and apparel. The brand is carried in over 200 retail outlets internationally, including Bloomingdale’s, Nordstrom, and Saks Fifth Avenue, among other boutiques and upscale retailers. The brand also has its own e-commerce shop and is sold on Amazon. Currently the focus of the brand is on upscale baseball caps, but it has introduced product in the apparel and cosmetics product categories. The Company sees growth potential in international expansion, cross-promotion marketing campaigns with L'ALPINA’s products and product category expansion that leverages existing distribution channels.

Going Concern

Our auditor has expressed substantial doubt about our ability to continue as a going concern. The Company has suffered losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Offering

This circular relates to the sale of up to 70,000,000 shares of our common stock, of which 65,000,000 shares are offered by the Company, through the efforts of the company’s executive officers and directors at a price of $0.04 per share, for total offering proceeds of up to $2,600,000 if all offered shares are sold. The minimum amount established for investors is $10,000, unless such minimum is waived by the Company, in its sole discretion, on a case-by-case basis. The Selling Security Holder is offering for sale a maximum of 5,000,000 shares of the Company’s common stock at a fixed price of $.04 per share. The Selling Security Holder is entitled to keep all proceeds from its sale of shares. There is no minimum aggregate offering amount and the Company will not escrow or return investor funds if any minimum number of shares is not sold. All money we receive from the offering will be immediately available to us for the uses set forth in the “Use of Proceeds” section of this offering circular.

Shares offered by the Company will be sold by our directors and executive officers. We may also elect to engage registered broker-dealers. No sales agents have yet been engaged to sell shares. The Selling Security Holder’s shares will be sold directly or through its respective broker-dealers. The Company will not pay for any selling expenses of the Selling Security Holder. All shares will be offered on a “best-efforts” basis. Investors may be publicly solicited provided the “blue sky” regulations in the states in which the Company solicits investors allow such solicitation.

This offering will terminate at the earlier to occur of: (i) all shares offered hereby are sold, or (ii) one year from the date this offering circular is qualified with the SEC. Notwithstanding the foregoing, the Company may terminate this offering at any time or extend this offering by 90 days, in its sole discretion.

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ABOUT THIS CIRCULAR

We have prepared this offering circular to be filed with the SEC for our offering of securities. The offering circular includes exhibits that provide more detailed descriptions of the matters discussed in this circular. You should rely only on the information contained in this circular and its exhibits. The Company and the Selling Security Holder have not authorized any person to provide you with any information different from that contained in this circular. The information contained in this circular is complete and accurate only as of the date of this circular, regardless of the time of delivery of this circular or sale of our shares. This circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department.

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RISK FACTORS

In addition to the other information provided in this offering circular, you should carefully consider the following risk factors in evaluating our business and before purchasing any of our common stock. The Company and the Selling Security Holder consider the following to be all known material risks to an investor regarding this offering. The Company should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount.

Risks Related to our Business

Our accountant has indicated doubt about our ability to continue as a going concern.

As of December 31, 2017, the Company had an accumulated deficit of $105,994,140. The net loss for the years ended December 31, 2017 and 2016 was $2,836,132 and $7,638,567, respectively. Our ability to continue as a going concern is doubtful. Our financial statements do not include adjustments that might result from the outcome of this uncertainty. If we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We will need a significant amount of capital to carry out our proposed business plan and, unless we are able to raise sufficient funds or generate sufficient revenues, we may be forced to discontinue our operations.

We currently have limited capital on hand. We anticipate that such capital will carry the Company for approximately three  months at which time the Company will require additional capital, either from this offering, revenues or from alternative sources, which alternative sources may include debt or equity financing on more favorable terms than those offered pursuant to this offering statement. Our ability to obtain the necessary financing to execute our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds or generate them through revenues, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. There is no guarantee that we will be able to obtain any funding or that we will have sufficient resources to continue to conduct our operations as projected, any of which could mean that we will be forced to discontinue our operations.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

A third party may sue us or one of our strategic collaborators for infringing its intellectual property rights. Likewise, we may need to resort to litigation to enforce licensed rights or to determine the scope and validity of third-party intellectual property rights.

The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. If we do not prevail in this type of litigation, we or our strategic collaborators may be required to pay monetary damages; stop commercial activities relating to the affected products or services; obtain a license in order to continue manufacturing or marketing the affected products or services; or attempt to compete in the market with a substantially similar product.

Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue some of our operations. In addition, a court may require that we pay expenses or damages, and litigation could disrupt our commercial activities.

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Any inability to protect our intellectual property rights could reduce the value of our technologies and brand, which could adversely affect our financial condition, results of operations and business.

Our business is partly dependent upon our licensed patents, trademarks, trade secrets, copyrights and other intellectual property rights. Effective intellectual property rights protection, however, may not be available under the laws of every country in which we and our sub-licensees may operate. There is a risk of certain valuable trade secrets, beyond what is described publicly in patents, being exposed to potential infringers. Regardless of the Company’s technology being protected by patents or otherwise, there is a risk that other companies may employ the technology without authorization and without recompensing us.

The efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. In addition, protecting our intellectual property rights is costly and time consuming. There is a risk that we may have insufficient resources to counter adequately such infringements through negotiation or the use of legal remedies. It may not be practicable or cost effective for us to fully protect our intellectual property rights in some countries or jurisdictions. If we are unable to successfully identify and stop unauthorized use of our intellectual property, we could lose potential revenue and experience increased operational and enforcement costs, which could adversely affect our financial condition, results of operations and business.

The intellectual property behind our technology may include unpublished know-how as well as existing and pending patent protection. All patent protection eventually expires, and unpublished know-how is dependent on key individuals.

The commercialization of our licensed technology is partially dependent upon know-how and trade secrets held by certain individuals working with and for us. Because the expertise runs deep in these few individuals, if something were to happen to any or all of them, the ability to properly operate our technologies without compromising quality and performance could be diminished greatly.

Knowledge published in the form of patents has finite protection, as all patents have a limited life and an expiration date. While continuous efforts will be made to apply for additional patents if appropriate, there is no guarantee that additional patents will be granted. The expiration of patents relating to our technology may hinder our ability to sub-license or sell the technology for a long period of time without the development of a more complex licensing strategy.

Our potential for rapid growth and our entry into new markets make it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage any growth associated with these new markets, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

Our proliferation into new markets may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to effectively manage any expanded operations, or achieve planned growth on a timely or profitable basis, particularly if the number of customers using our technology significantly increases or their demands and needs change as our business expands. If we are unable to manage expanded operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

If we are unable to keep up with rapid technological changes, our processes, products or services may become obsolete.

The market for our technologies is characterized by significant and rapid change. Although we will continue to expand our technological capabilities in order to remain competitive, research and discoveries by others may make our processes, products or services less attractive or even obsolete.

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Competition could adversely affect our business.

Our industry in general is competitive. It is possible that future competitors could enter our market, thereby causing us to move market share and revenues. Further, we are aware of several competitors, each with more resources and market share than us. In addition, some of our current or future competitors may have significantly greater financial, technical, marketing and other resources than we do or may have more experience or advantages in the markets in which we will compete that will allow them to offer lower prices or higher quality technologies, products or services. If we do not successfully compete with these providers, we could fail to develop market share and our future business prospects could be adversely affected.

If we are unable to develop and maintain our brand and reputation for our product offerings, our business and prospects could be materially harmed.

Our business and prospects depend, in part, on developing and then maintaining and strengthening our brand and reputation in the markets we serve. If problems with our technologies cause end users to experience operational disruption or failure or delays in the delivery of their products and services to their customers, our brand and reputation could be diminished. If we fail to develop, promote and maintain our brand and reputation successfully, our business and prospects could be materially harmed.

 We are subject to government regulation, and unfavorable changes could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing our industries in the U.S. and other countries in which we operate. Existing and future laws and regulations may impede our services and increase the cost of providing such services. These regulations and laws may cover taxation, tariffs, user pricing, distribution, consumer protection and the characteristics and quality of services.

Effect of existing or probable governmental regulations relating to CBD products.

A majority of state governments in the United States have legalized the growing, production, and use of CBD. However, cannabis remains illegal under federal law. In addition, in July 2017, the United States Drug Enforcement Agency issued a statement that certain CBD extractions fall within the definition of marijuana, and are therefore a Schedule I controlled substance under the Controlled Substances Act of 1970, as amended. Thus, the cannabis industry, including companies which sell products containing CBD, faces very uncertain regulation by the federal government. While the federal government has for several years chosen to not intervene in the cannabis business conducted legally within the states that have legislated such activities, there is nonetheless the potential that the federal government may at any time choose to begin enforcing its laws against the manufacturing, possession, or use of cannabis-based products such as CBD. Similarly, there is the possibility that the federal government may enact legislation or rules that authorize the manufacturing, possession or use of those products under specific guidelines. Local, state and federal cannabis laws and regulations are broad in scope and subject to evolving interpretations. Furthermore, it is possible that the federal government that will be directly applicable to our business as a result of our production of a beverage containing CBD. In the event the federal government was to tighten its regulation of the industry, the Company would likely suffer material adverse effect on its business, including substantial losses.

The development of the industry relating to blockchain technologies, cryptocurrencies, and digital assets (as well as the regulatory regime governing such technologies and assets) is uncertain, and new regulations or policies may materially, adversely affect the development, utility and the value of such cryptocurrencies and assets.

The growth of the blockchain industry in general, as well as the networks, cryptocurrencies, and digital assets related to such industry, is subject to a high degree of uncertainty. The factors affecting the further development of blockchain networks, cryptocurrencies, digital assets and the cryptosecurity industry generally include, without limitation:

•	worldwide growth in the adoption and use of cryptocurrencies, cryptosecurities, and other blockchain technologies;

•	government and quasi-government regulation of cryptocurrencies, cryptosecurities, and other blockchain assets and their use, or restrictions on or regulation of access to and operation of blockchain networks or similar systems;

•	the maintenance and development of the open-source software protocol of cryptocurrency or cryptosecurities networks;

•	changes in consumer demographics and public tastes and preferences;

•	the availability and popularity of other forms or methods of buying and selling goods and services, or trading assets including new means of using government-backed currencies or existing networks;

•	general economic conditions and the regulatory environment relating to cryptocurrencies and cryptosecurities; and

•	a decline in the popularity or acceptance of cryptocurrencies or other blockchain based tokens.

The blockchain, cryptocurrency and digital asset industry as a whole has been characterized by rapid changes and innovations and are constantly evolving. In particular, regulation of blockchain technologies cryptocurrencies, cryptocurrency exchanges and digital assets is currently undeveloped and likely to rapidly evolve as government agencies take greater interest in them. Regulation also varies significantly among international, federal, state and local jurisdictions and is subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future adopt laws, regulations, or guidance, or take other actions, which may severely impact the permissibility of tokens generally and the technology behind them or the means of transaction or in transferring them. Our failure to comply with any laws, rules and regulations relating to such technologies and assets, some of which may not exist yet or are subject to interpretation and may be subject to change, could result in a variety of adverse consequences, including civil penalties and fines.

Cryptocurrency networks, distributed ledger technologies, and coin and token offerings also face an uncertain regulatory landscape in many foreign jurisdictions such as the European Union, China and Russia. Various foreign jurisdictions may, in the near future, adopt laws, regulations or directives that may conflict with those of the United States or may directly and negatively impact the Company if it proceeds. As the Company is actively seeking to acquire business(es) or enter into partnership and/or licensing agreements in the blockchain and crypto-currency sector, the risks discussed above, including the effect of any future regulatory change is impossible to predict, but such change could be substantial and materially adverse to the Company’s business should it engage in the use of such technologies. Furthermore, there can be no assurances that the Company will ever make such an acquisition or enter into any such partnership and/or licensing agreements.

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Risks Related to this Offering and Our Securities

The offering price of our shares has been arbitrarily determined.

Our management has determined the number and price of shares offered by the Company. The price of the shares we are offering was arbitrarily determined based upon the current market value, illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the common stock sold in this offering may be more or less than the fair market value for our common stock.

We may not register or qualify our securities with any state agency pursuant to blue sky regulations.

The holders of our shares of common stock and persons who desire to purchase them in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. We currently do not intend to and may not be able to qualify securities for resale in states which require shares to be qualified before they can be resold by our shareholders.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds and may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Investors may have difficulty in reselling their shares due to the lack of market.

Our common stock is not currently traded on any exchange, but is quoted on OTC Markets Pink marketplace under the trading symbol “HIPH.” There is a limited trading market for our common stock. There is no guarantee that any significant market for our securities will ever develop. Further, the state securities laws may make it difficult or impossible to resell our shares in certain states. Accordingly, our securities should be considered highly illiquid.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock”, and we are subject to Rule 15g-9 under the Securities Exchange Act or 1934 (the “Exchange Act”), or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

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We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends on our common stock in the foreseeable future.

The market price for our common stock is volatile, which could lead to wide fluctuations in our share price.

Our stock price is particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats. The volatility in our share price is attributable to a number of factors. First, our common stock is sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could decline precipitously in the event that a large number of our common stock is sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of significant profits to date, and uncertainty of future market acceptance for our products. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time. Moreover, the OTC Pink marketplace is not a liquid market in contrast to the major stock exchanges. Consequently, you may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

Purchasers of our common stock may experience immediate dilution and/or future dilution.

We are authorized to issue up to 300,000,000 shares of common stock, of which 93,818,118 shares were issued and outstanding as of May 4, 2018. Our Board of Directors has the authority to cause us to issue additional shares of common stock without consent of any of our stockholders and there are several classes of preferred stock that may be converted to common stock. Consequently, the common stockholders may experience dilution in their ownership of our stock in the future and as a result of this offering.

Risks Related to Management and Personnel

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel. If we lose their services or if they fail to perform in their current positions, or if we are not able to attract and retain skilled personnel as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key personnel in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future. We may not have written employment agreements with all of our senior management. We do not have any key person insurance.

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Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our Company.

The management team is responsible for the operations and reporting of the Company. The requirements of operating as a small public company are many and sometimes difficult to navigate. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. If we lack cash resources to cover these costs of being a public company in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cash flow and financial condition after we commence operations.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire Board of Directors to perform these functions.

We do not have an audit or compensation committee and these functions are performed by the Board of Directors as a whole. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Certain of our stockholders hold a significant percentage of our outstanding voting securities, which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers and directors are the beneficial owners of a majority of our outstanding voting securities. As a result, they possess significant influence over Company elections and votes. As a result, their ownership and control may have the effect of facilitating and expediting a future change in control, merger, consolidation, takeover or other business combination, or encouraging a potential acquirer to make a tender offer. Their ownership and control may also have the effect of delaying, impeding, or preventing a future change in control, merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer.

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SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this offering circular are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. Forward-looking statements contained in this offering circular include, but are not limited to, statements about:

•	the potential market opportunities for commercializing our products;
•	our expectations regarding the potential market size and the size of the consumer populations for our products, and our ability to serve such markets;
•	estimates of our expenses, future revenue, capital requirements and our needs for additional financing;
•	the implementation of our business model and strategic plans for our business and products;
•	the terms of future licensing arrangements, and whether we can enter into such arrangements at all;
•	timing and receipt of revenues, if any;
•	the scope of protection we are able to establish and maintain for intellectual property rights covering our products and our ability to operate our business without infringing the intellectual property rights of others;
•	regulatory developments in the United States;
•	the performance of our third party suppliers and manufacturers;
•	our ability to maintain and establish collaborations or obtain additional funding;
•	our use of proceeds from this offering;
•	our financial performance; and
•	developments and projections relating to our competitors and our industry.

We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made in this offering circular. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section of this circular entitled “Risk Factors” and elsewhere in this circular. Moreover, we operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this circular. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, other strategic transactions or investments we may make.

We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

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DILUTION

Investors in this offering will experience immediate dilution, as evidenced below, from the sale of shares by the Company. If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this offering, (but excluding the conversion price of $.015 that the Selling Security Holder is converting a convertible promissory note in the amount of $75,000 into 5,000,000 common shares for sale hereunder, which note was converted after December 31, 2017). Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering, (but excluding the conversion price of $.015 that the Selling Security Holder is converting a convertible promissory note in the amount of $75,000 into 5,000,000 common shares for sale hereunder, which note was converted after December 31, 2017).

As of December 31, 2017, our net tangible book value was estimated at approximately $(1,985,227), or approximately $(0.035) per share. After giving effect to our sale of the maximum offering amount of $2,600,000 in securities, assuming no other changes since December 31, 2017, our as-adjusted net tangible book value would be approximately $614,773 or $0.005 per share. This amount represents an immediate increase in net tangible book value of $0.04 per share to continuing investors and an immediate dilution in pro forma net tangible book value of $0.035 per share from the assumed initial public offering price of $0.04 per share of our common stock to new public investors. The following table illustrates this per-share dilution:

Public offering price per share	$0.04
Net tangible book value per share before this offering (1)	$(0.035)
Increase in pro forma net tangible book value per share attributable to this offering (2)	$0.04
Adjusted net tangible book value per share after this offering	$(0.005)
Dilution per share to new investors in the offering	$0.035

(1)	Net tangible book value per share of our common stock before this offering is determined by dividing net tangible book value based on December 31, 2017 net book value of the tangible assets (consisting of total assets less intangible assets) of the Company, by 93,818,118 common shares issued and outstanding as of May 4, 2018.

(2)	The increase in pro forma net tangible book value per share attributable to this offering is determined by subtracting (i) the pro forma net tangible book value per share before this offering (see note (1) above) from (ii) the pro forma net tangible book value per share after this offering.

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PLAN OF DISTRIBUTION

We are offering up to 65,000,000 shares of our common stock for $0.04 per share, for a total of up to $2,600,000 in gross offering proceeds, assuming all securities are sold. The minimum investment for any investor is $10,000, unless such minimum is waived by the Company, which may be done in its sole discretion on a case-by-case basis. The Selling Security Holder is offering a maximum of 5,000,000 shares of common stock on a best efforts basis at a fixed price of $0.04 per share. There is no minimum aggregate offering amount or provision to escrow or return investor funds if any minimum number of shares is not sold, and we may sell significantly fewer shares of common stock than those offered hereby. In fact, there can be no assurances that the Company will sell any or all of the offered shares. All money we receive from the offering will be immediately available to us for the uses set forth in the “Use of Proceeds” section of this offering circular. The Selling Security Holder will be entitled to keep all proceeds from the sale of its shares.

Our common stock is not now listed on any national securities exchange or the Nasdaq stock market; however, the Company’s common stock is quoted on OTC Markets Pink marketplace. There is currently only a limited market for our securities and there is no guarantee that a more substantial or active trading market will develop in the future. There is also no guarantee that our securities will ever trade on any listed exchange. Accordingly, our shares should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

Upon this circular being qualified by the SEC, the Company may offer and sell shares from time to time until all of the shares registered are sold; however, this offering will terminate one year from the initial qualification date of this circular, unless extended or terminated by the Company. The Company may terminate this offering at any time and may also extend the offering term by 90 days.

Currently, we plan to have our directors and executive officers and directors sell the shares offered hereby on a best-efforts basis. They will receive no discounts or commissions. Our executive officers will deliver this circular to those persons who they believe might have interest in purchasing all or a part of this offering. The Company may generally solicit investors; however, it must abide by the “blue sky” regulations relating to investor solicitation in the states where it will solicit investors. All shares will be offered on a “best efforts” basis.

Our directors and officers will not register as broker-dealers under Section 15 of the Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

•	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation;

•	the person is not at the time of their participation an associated person of a broker-dealer; and

•	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every 12 months.

The Selling Security Holder intends to sell the 5,000,000 shares in this offering through registered broker-dealers from time to time as it converts the $75,000 convertible note into common shares. We will not receive proceeds from the sale of shares by the Selling Security Holder.

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The Selling Security Holder in this offering may be considered an underwriter, as that term is defined in Section 2(11) of the Exchange Act. We are not aware of any underwriting arrangements that have been entered into by the Selling Security Holder. The distribution of the securities by the Selling Security Holder may be effected in one or more transactions that may take place in the OTC Markets, including broker's transactions or privately negotiated transactions.

The Selling Security Holder may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such Selling Security Holder, the pledgee in such loan transaction would have the same rights of sale as the Selling Security Holder under this offering circular. The Selling Security Holder may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this offering circular. The Selling Security Holder may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Security Holder under this offering circular.

The Selling Security Holder will be affected by the applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the Selling Security Holder or any such other person. We have instructed our Selling Security Holder that it may not purchase any of our securities while they are selling shares under this offering circular.

We will not pay for any expenses relating to the sale of shares by the Selling Security Holder except the expenses related to filing this offering circular.

As of the date of this circular, we have not entered into any arrangements with any selling agents for the sale of the securities; however, we may engage one or more selling agents to sell the securities in the future. If we elect to do so, we will supplement this circular as appropriate.

All subscription agreements and checks received by the Company for the purchase of shares are irrevocable until accepted or rejected by the Company and should be delivered to the Company as provided in the subscription agreement. A subscription agreement executed by a subscriber is not binding on the Company until it is accepted on our behalf by the Company’s CEO or by specific resolution of our Board of Directors. Any subscription not accepted within 30 days will be automatically deemed rejected. Once accepted, the Company will deliver a stock certificate to a purchaser within five days from request by the purchaser; otherwise purchasers’ shares will be noted and held on the book records of the Company.

In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.  We have not yet applied for “blue sky” registration in any state, and there can be no assurance that we will be able to apply, or that our application will be approved and our securities will be registered, in any state in the US. We intend to sell the shares only in the states in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states.

Should any fundamental change occur regarding the status of this offering or other matters concerning the Company, we will file an amendment to this circular disclosing such matters.

OTC Markets Considerations

The OTC Markets is separate and distinct from the Nasdaq stock market or other national exchange. Nasdaq has no business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to Nasdaq-listed securities, do not apply to securities quoted on the OTC Markets.

Although the Nasdaq and other national stock markets have rigorous listing standards to ensure the high quality of their issuers, and can delist issuers for not meeting those standards; the OTC Markets has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.

Investors may have greater difficulty in getting orders filled than if we were on Nasdaq or other exchanges. Trading activity in general is not conducted as efficiently and effectively on OTC Markets as with exchange-listed securities. Also, because OTC Markets stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

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SELLING SECURITY HOLDER

The entity named below is the “Selling Security Holder.” The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by the Selling Security Holder, and therefore, no accurate forecast can be made as to the number of securities that will be held by the Selling Security Holder upon termination of this offering.

Except as noted, upon conversion of the convertible promissory note that the Selling Security Holder listed in the table will have sole voting and investment control with respect to the securities indicated and has never been one of our officers or directors. We will not receive any proceeds from the sale of the securities by the Selling Security Holder. The Selling Security Holder is not a broker-dealer or affiliated with a broker-dealer. The Selling Security Holder may be deemed to be an underwriter.

The Selling Security Holder intends to sell the 5,000,000 shares in this offering through registered broker-dealers from time to time as it converts the $75,000 convertible promissory note into common shares.

Selling Security Holder	Number of shares offered	% Before Offering	% After Offering	Material Transactions With the Selling Security Holder
Greentree Financial Group, Inc. 7951 S.W. 6th Street, Suite 216 Plantation, FL 33324 Attn: R. Chris Cottone	5,000,000	8.2%	0.0%	(1)

________________

(1)	Greentree Financial Group, Inc. is a Florida corporation (“Greentree”) and financial advisor to the Company pursuant to an Advisory Agreement dated November 28, 2017. Greentree provided bridge financing in the amount of $75,000 to the Company in connection with this offering pursuant to a Convertible Promissory Note dated November 29, 2017. A copy of the Convertible Promissory Note is attached as Exhibit 3.2 to this offering circular. The natural persons who have shared voting and investment power over Greentree are Michael Bongiovanni (40%), R. Chris Cottone (40%) and Weixuan Luo (20%). Their ownership percentages are in parenthesis, and Greentree Financial Group, Inc. as well as such individuals did not own securities of the Company prior to their receipt of the Convertible Promissory Note discussed above.

 USE OF PROCEEDS

The following table illustrates the amount of net proceeds to be received by the Company on the sale of shares by the Company and the intended uses of such proceeds, in descending order, over an approximate 12 month period.

Capital Sources and Uses
100%
Gross Offering Proceeds	$2,600,000

Use of Proceeds:
Inventory (1)	$200,000
Marketing (2)	$400,000
Public Relations Events (3)	$350,000
Acquisition (4)	$700,000
Staff (5)	$150,000
Working Capital Reserves(6)	$800,000

________________

(1)	Assuming a fully funded offering, the Company intends to acquire additional inventory, including more hydrogen and CBD infused hydrogen beverage.

(2)	The Company expects to spend offering proceeds on increase market share for hydrogen infused and CBD-hydrogen infused beverages.

(3)	The Company expects to spend offering proceeds on Public Relations events to increase brand awareness.

(4)	We intend to acquire interests in companies focused on the manufacture and distribution of consumer products. Such acquisitions may be for all cash or in combination with securities of the Company.

(5)	The Company will use working capital to pay for required staff hiring and officer compensation.

(6)	The Company will use working capital to pay for miscellaneous and general operating expenses, including the expenses of this offering, management fees and overhead.

The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of the Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total offering, may cause the Company to modify the above-described allocation of proceeds. The Company’s use of proceeds may vary significantly in the event any of the Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the offering as unanticipated events or opportunities arise.

The offering of shares by the Selling Security Holder will result in no proceeds to the Company.

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DESCRIPTION OF BUSINESS

Organization

American Premium Water Corporation was originally incorporated in the State of Nevada on February 17, 1998 as Formerly Goldsearch Corp. On May 4, 1999, the Company changed its name to Formerly Kinesys Pharmaceutical, Inc. On March 2003, the Company changed its name to DatabaseSolutions. Ltd. On October 2007, the Company changed its name to Formerly Blue Data Group Inc. On November 2007, the Company changed its name to Expert Group, Inc. On September 2013, the Company changed its name to American Premium Water Corporation.

The Company’s principal business address is 12777 Jefferson Blvd. Suite 310, Playa Vista, CA 90066-0748.

Business

The Company, through its subsidiaries, is a manufacturer, distributor, and marketer of branded consumer products. The Company is also actively seeking to acquire or enter into partnership and/or licensing agreements in the blockchain and crypto-currency sector that could support the Company’s branded consumer products businesses. Specifically, the Company seeks to acquire a blockchain solution that can be used as an exchange and platform for retailers and brands to launch their own utility token or tokens focused on rewards and loyalty, giving owners of such tokens the ability to purchase exclusive product from the brands as well as enjoy special discounts and promotions reserved for token holder. There can be no assurances that the Company will make such an acquisition or enter into such partnership and/or licensing agreements.

The Company’s business plan is to manufacture and distribute consumer products under the L'ALPINA and GENTS brands and seek other acquisition opportunities in the branded consumer products space, including but not limited too other beverages, fashion brands, or apparel/accessories companies.

Under the L'ALPINA brand, the Company manufactures and distributes hi-pH alkaline water which has higher pH levels than regular drinking water, which is intended to neutralize the acid in the human body, which the Company believes could potentially provide benefits including reduction of acid-reflux issues, anti-aging properties, weight loss, immune system support, and other possibly preventative qualities. The Company is also currently developing hydrogen-infused water and energy drinks, which the Company believes could potentially provide benefits of hydrogen infused beverages, including; decreases in inflammation, promotion of free-radicals, increased generation of antioxidants, anti-aging benefits, most specifically for the skin, reduction of muscle fatigue before, and during physical exertion/exercise, assist in recovery by reducing lactic acid buildup, reduction in allergic reactions, and general pain relief. The hydrogen-infused beverage market is fairly nascent; in the United States, the Company believes that there are currently only five other competitors in the category: H-Factor, Hyvida, HTwo, Dr Perricone Hydrogen Infused Water, and Izumio Hydrogen. None of these other brands have gained any significant market share. The Company sees an opportunity to become the leading manufacturer of hydrogen-infused beverages, leveraging the L'ALPINA brand’s extensive social media following and celebrity engagement with its products. The Company has also announced plans to market and distribute a cannabidiol (CBD) infused hydrogen beverage that the Company believes is the first of its kind. The Company sees opportunity in potentially being first to market in this product category.

GENTS is a producer of luxury hats and other fine accessories and apparel. The brand is carried in over 200 retail outlets internationally, including Bloomingdale’s, Nordstrom, and Saks Fifth Avenue, among other boutiques and upscale retailers. The brand also has its own e-commerce shop and is sold on Amazon. Currently the focus of the brand is on upscale baseball caps, but it has introduced product in the apparel and cosmetics product categories. The Company sees growth potential in international expansion, cross-promotion marketing campaigns with L'ALPINA’s products and product category expansion that leverages existing distribution channels.

Going Concern

Our auditor has expressed substantial doubt about our ability to continue as a going concern. The Company has suffered losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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Growth Strategy

Besides selling to the customers listed above, the Company also intends to sell the product online directly through its own website, Amazon, and other third-party marketplaces. In addition, the Company intends to expand into international markets; it has identified a distribution partner in China, Zhang Jiagang Advanced Textile Co., Ltd, and intends to open a country-specific website in China for its product offerings in 2018. The Company is looking to expand GENTS into other accessory product categories and is also developing a men’s grooming line for the brand.

The Company intends to leverage the synergies between both brands; The Company will look to utilize the GENTS brand of accessories to produce L'ALPINA co-branded hats, t-shirts, and other promotional items to promote hydrogen and hydrogen infused CBD product. The Company will also cross promote both brands in business development activities, most specifically in targeting luxury resorts, hotels, hospitality establishments, and upscale fitness studios to sell both L'ALPINA and GENTS branded products. A portion of the proceeds will be utilized to hire personnel to support these activities.

In addition to L'ALPINA and GENTS, the Company is actively seeking other consumer product acquisitions, joint ventures, and licensing opportunities that will take advantage of the economies of scale created by the combination of the back end of the two brands. In addition, the Company is actively seeking blockchain and crypto-currency acquisitions, mergers, joint-ventures, or licensing opportunities in the consumer products space. Specifically, the Company seeks to acquire a blockchain solution that can be used as an exchange and platform for retailers and brands to launch their own utility token or tokens focused on rewards and loyalty, giving owners of such tokens the ability to purchase exclusive product from the brands as well as enjoy special discounts and promotions reserved for token holder. However, the Company cannot rule out entering into an agreement, acquisition, joint-venture, or licensing agreement with a third party in the block-chain or crypto-currency space that is not related to the consumer products industry, but is focusing its efforts to seek a blockchain acquisition in a related industry that will enable the company to leverage its expertise in branding and consumer products development to bring value add to the high growth blockchain/crypto currency sector.

Manufacturing and Materials

The Company currently sources its products from third-party suppliers. The Company does its own fulfillment and distribution from its own warehouse in the Los Angeles area. The Company combines the finance, accounting, and other back office functions to create efficiencies and scale.

Customers

L'ALPINA has purchase orders for its alkaline and hydrogen beverage products from wholesale accounts including GNC, Southern Glazer’s Wine and Spirits, Cheney Brothers, IV Doctor, and other outlets.

GENTS is carried in over 200 retail outlets internationally, including Bloomingdale’s, Nordstrom, and Saks Fifth Avenue, among other boutiques and upscale retailers.

Intellectual Property

The Company owns no proprietary technology or intellectual property to manufacture its products.

Employees

The Company entered into a corporate management agreement dated September 3, 2017 with Ryan Fishoff, the Company’s Chief Executive Officer. The Company has no other employees, and believes its relations with Mr. Fishoff to be good.

Legal Proceedings

The Company is not party to any legal proceedings.

DESCRIPTION OF PROPERTY

Currently the Company owns no tangible property. The Company rents an office space at 12777 Jefferson Blvd Building 'D', Third Floor, Playa Vista, CA 90066 for $109 per month. This office space is rented on a month to month lease. The Company leases warehouse space at 224 E 11th Street, Los Angeles, CA 90015. The Company pays $800 per month for this warehouse space, which is rented on a month to month lease.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The Company, through its subsidiaries, is a manufacturer, distributor, and marketer of branded consumer products. The Company is also actively seeking to acquire business(es) or enter into partnership and/or licensing agreements in the blockchain and crypto-currency sector that could support the Company’s branded consumer products businesses. Specifically, the Company seeks to acquire a blockchain solution that can be used as an exchange and platform for retailers and brands to launch their own utility token or tokens focused on rewards and loyalty, giving owners of such tokens the ability to purchase exclusive product from the brands as well as enjoy special discounts and promotions reserved for token holder. There can be no assurances that the Company will make such an acquisition or enter into such partnership and/or licensing agreements.

The Company’s business plan is to manufacture and distribute consumer products under the L'ALPINA and GENTS brands and seek other acquisition opportunities in the branded consumer products space, including but not limited too other beverages, fashion brands, or apparel/accessories companies.

Under the L'ALPINA brand, the Company manufactures and distributes hi-pH alkaline water which has higher pH levels than regular drinking water, which is intended to neutralize the acid in the human body, which the Company believes could potentially provide benefits including reduction of acid-reflux issues, anti-aging properties, weight loss, immune system support, and other possibly preventative qualities. The Company is also currently developing hydrogen-infused water and energy drinks, which the Company believes could potentially provide benefits of hydrogen infused beverages, including; decreases in inflammation, promotion of free-radicals, increased generation of antioxidants, anti-aging benefits, most specifically for the skin, reduction of muscle fatigue before, and during physical exertion/exercise, assist in recovery by reducing lactic acid buildup, reduction in allergic reactions, and general pain relief. The hydrogen-infused beverage market is fairly nascent; in the United States, the Company believes that there are currently only five other competitors in the category: H-Factor, Hyvida, HTwo, Dr Perricone Hydrogen Infused Water, and Izumio Hydrogen. None of these other brands have gained any significant market share. The Company sees an opportunity to become the leading manufacturer of hydrogen-infused beverages, leveraging the L'ALPINA brand’s extensive social media following and celebrity engagement with its products. The Company has also announced plans to market and distribute a cannabidiol (CBD) infused hydrogen beverage that the Company believes is the first of its kind. The Company sees opportunity in potentially being first to market in this product category.

GENTS is a producer of luxury hats and other fine accessories and apparel. The brand is carried in over 200 retail outlets internationally, including Bloomingdale’s, Nordstrom, and Saks Fifth Avenue, among other boutiques and upscale retailers. The brand also has its own e-commerce shop and is sold on Amazon. Currently the focus of the brand is on upscale baseball caps, but it has introduced product in the apparel and cosmetics product categories. The Company sees growth potential in international expansion, cross-promotion marketing campaigns with L'ALPINA’s products and product category expansion that leverages existing distribution channels.

Plan of Operation

American Premium Water Corporation is focusing on two tracks of growth for 2018; the organic growth of its two brands L'ALPINA and GENTS and evaluating licensing/acquisition opportunities to both grow both revenue and profitability. For L'ALPINA, the Company will focus its efforts to not only increase awareness and distribution of the brand, but also increase public education about hydrogen infused energy drinks. This is still a relatively nascent product category with only five other brands in the marketplace. There is a tremendous amount of public education that needs to be done to highlight the potential benefits of regularly digesting hydrogen-infused beverages, including outlining the health benefits of the products that have been repudiated by over 50 clinical and academic studies, such as Nippon Medical School, Research in Sports Medicine, Redox Report, Medical Gas Research, BioChemical and BioResearch Report, e-CAM, Current Pharmaceutical Design, Oncology Research, and others. For a full list of studies, please visit the Molecular Hydrogen Foundation website for more details and facts (http://www.molecularhydrogenfoundation.org/studies/), which such website is not a part of this prospectus. In addition to education and awareness, the Company will be focusing on marketing efforts and expanding distribution. With a successful offering, the Company anticipates having to spend resources on in-store fixtures, marketing and public relations events, and digital marketing expenditures that will look to increase sales across direct-to-consumer, Amazon, wholesale and retail sales. The brand will also highlight its hydrogen CDB infused product and leverage its first to market in various marketing and distribution programs, in addition to customer education about the benefits of the combined product.

The Company will focus on growing e-commerce and retail distribution of GENTS by expanding product categories and pursuing new business opportunities. The Company looks to invest heavily in digital advertising and social media marketing to increase e-commerce revenue. The brand will also pursue a number of partnership and collaborations with other brands and wholesalers to increase retail distribution. The brand will also expand the number of product categories it offers, leveraging existing distribution channels to increase sales. The brand will be expanding internationally, as the Company will be entering into a joint venture with a Chinese distributor, Zhang Jiagang Textile Co.,Ltd.,to enter into the world’s largest market. This will be the largest of a few international efforts that will have the brand look to expand into Europe and the Middle East.

The Company will look to leverage both brands to create cost efficiencies and promotional opportunities. The Company would like to utilize GENTS accessories to create L'ALPINA branded promotional apparel to promote the brand. The Company will also leverage the shared distribution and logistics of both brands, as GENTS is already setup on the Electronic Data Interchange (EDI) platform which is essential for big box fulfillment.

The Company is actively seeking acquisition opportunities that will add revenue and shareholder value. Management is focusing its efforts to three areas; fashion and apparel, beverage, and blockchain. Senior management has a number of contacts within the industry and have identified a number of targets to pursue. Acquisitions in this space would be accretive, as there is already the infrastructure in place to integrate the operations and extract accretive revenue and margin. Senior management is also evaluating a number of opportunities in the beverage space, and would look to follow a similar model in creating accretive value with another beverage acquisition.In order to further its efforts in discovering acquisition opportunities, on January 4, 2018, the Company entered into a consulting agreement with International Money, a business development consultancy. On January 30, 2018, the Company amended its agreement with International Money to include assistance with the origination and evaluation of licensing and/or acquisition opportunities in the blockchain and cryptocurrency space. Through its consulting agreement with International Money, the Company has been introduced to a number of private companies that may be able to provide a blockchain solution like the Company is currently exploring, which could be used as an exchange and platform for retailers and brands to launch their own utility token or tokens focused on rewards and loyalty, giving owners of such tokens the ability to purchase exclusive product from the brands as well as enjoy special discounts and promotions reserved for token holder. Specifically, the private companies in the crypto currency/blockchain space that have expressed interest in providing such a platform are Digital Day Lab, LLC and Digital Blockchain Agency, LLC. While the Company would prefer to explore transactions that relate to the beverage or the fashion space, the Company will explore all opportunities that will increase revenue and shareholder value. There can be no assurances that the Company will acquire or enter into such partnership and/or licensing agreements.

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Management's Discussion and Analysis of Financial Condition and Results of Operations.

For the years ended December 31, 2017 and 2016 (Unaudited)

Revenues

We had revenues of $208,955 and $44,517 for the years ended December 31, 2017 and 2016, respectively. The increase in revenues was primarily due to increase in wholesale accounts. We are in the business, sourcing, bottling, marketing and distributing L’ALPINA branded high pH bottled alkaline water. Our current revenues have not increased as much as expected due to the high price of shipping charged to customer related to glass bottles.

Operating Expenses

We had operating expenses of $2,885,149 and $6,338,605 for the years ended December 31, 2017 and 2016, respectively. Operating expenses were in connection with the daily operations of the company, marketing costs for building a brand, and expenses related to running a public company including but not limited to, consulting and advising fees, accounting fees, officer compensation, rent, and other expenses. The decrease in operating expenses in 2017 were due primarily to decrease in professional fees, which were $462,001 and $5,800,919 for years ended December 31, 2017 and 2016, respectively. Stock based compensation was the largest component of operating expenses in 2017, which were $2,301,888, compared to stock based compensation of $100,000 in 2016.

We expect that our operating expenses would decrease during 2018 due to significantly less expenses incurred for branding and marketing related costs.

Income/Losses

Net losses were $(2,836,132) and $(7,638,567) for the years ended December 31, 2017 and 2016, respectively. The decrease in net losses in 2017 was primarily attributable to the increase in sales and the decrease in professional fees during the period.

We expected we would incur a much smaller loss in 2018 as a result of our plan to not spend as much on brand development and marketing of L’ALPINA products as we spent in 2017 and 2016. However, there can be no assurance that we will achieve or maintain profitability, or that any revenue growth will take place in the future.

Liquidity and Capital Resources

During the year ended December 31, 2017, net cash flows provided by operating activities were $12,907, compared to net cash flows of $417,604 used in operating activities during the year ended December 31, 2016. Positive cash flows in the year of 2017 were due primarily to the net loss partially offset by the non-cash expenses of $2,750,290, the increase in accrued interest payable and accrued compensation by $94,183 and $100,000, respectively. Negative cash flows in the year ended December 31, 2016 were due primarily to our net losses for the year.

We had no cash flows from investing activities during the years ended December 31, 2017 and 2016.

During the years ended December 31, 2017 and 2016, net cash flows provided by financing activities were $10,420 and $8,800, respectively, primarily attributable to proceeds of $19,895 from related parties in 2017, and proceeds of $8,800 from financing agreement in 2016. The repayment to related parties was $9,475 in 2017.

We had cash of $96,391 on hand as of December 31, 2017. On the short-term basis, we will be required to raise a significant amount of additional funds over the next 12 months to sustain operations. On the long-term basis, we will potentially need to raise capital to grow and develop our business.

It is likely that we will require significant additional financing within the next 12 months and if we are unable to raise the needed funds on an acceptable basis, we may be forced to cease or curtail operations.

The Company will not be reporting revenue from different operating segments at this time.

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Off-Balance Sheet Arrangements

There are currently no off-balance sheet arrangements.

(21)

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our Board of Directors is elected annually by our shareholders. The Board of Directors elects our executive officers annually. Our directors and executive officers, none of whom work part-time, are as follows:

Name	Position	Age	Term of Office
Executive Officer:
Ryan Fishoff	Chief Executive Officer	33	September 2017-Present
Director:
Alfred Culbreth	Chairman	54	August 2012-Present

Ryan Fishoff

From January 2007 to September 2008, Mr. Fishoff worked in New York City as a corporate analyst for the retail fashion company, Liz Claiborne, Inc., working in a number of capacities including as divisional controller for the DKNY Jeans brand. Mr. Fishoff then worked for the private equity firm, CoBe Capital from December 2008 to April 2015, in New York, specializing in the acquisition of distressed corporate subsidiaries. During his tenure at CoBe, Mr. Fishoff participated in over $500 million of cross border transactions with Fortune 1000 companies such as Office Depot, IAC, Mohawk Industries among others. Since April 2015, Mr. Fishoff has run his own branding and licensing acquisition business, focusing on luxury and premium products. In July 2016, Mr. Fishoff took over as Managing Partner of GENTS. The Company believes that Mr. Fishoff is qualified to be its Chief Executive Officer as he has the unique skillset to build brands and manage the corporate finance requirements of a public company. Mr. Fishoff holds a bachelor's degree from Boston University, with a concentration in finance.

Alfred Culbreth

Mr. Culbreth has over twenty-five years of experience in the Sports Marketing Consulting, Telecommunications and Computing industries. From August 2012 until the present, Mr. Culbreth has served as the Company’s sole director and Chairman. From January 2010 to August 2012, Mr. Culbreth worked at L’Alpina-Milano, an infused beverage company. From June 1984 to July 1997, he worked at AT&T, and was retired during the years between 1997 and 2012. Mr. Culbreth also has held positions with Raytheon, a defense products manufacturer and DEC. The Company believes that Mr. Culbreth is qualified to be its Chairman because Mr. Culbreth has managed over $1.5 billion in sales during his career, and his expertise in water technologies and branding is a valuable asset to the Company. Mr. Culbreth attended West Georgia College and DeVry University.

Family Relationships

There are no family relationships among and between the issuer’s directors, officers, persons nominated or chosen by the issuer to become directors or officers, or beneficial owners of more than ten percent of any class of the issuer’s equity securities.

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Legal Proceedings

No officer, director, or persons nominated for such positions, promoter, control person or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•	Being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (the “Commission”) or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated,

•	Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity,

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity, or

•	Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers for all services rendered in all capacities to us since the beginning of fiscal year 2015 until the date of the offering statement to which this offering circular relates. We do not have a compensation committee and compensation for our directors and officers is determined by our Board of Directors. We have not approved any stock option plan for the compensation of employees and contractors.

Name	Capacities in which compensation was received	Fiscal Year	Cash Compensation	Other Compensation	Total Compensation
Ryan Fishoff	Chief Executive Officer	2015	$0	$0	$0
		2016	$0	$0	$0
		2017	$0	(1) (3)	(1) (3)
Alfred Culbreth	Chairman	2015	$0	$0	$0
		2016	$0	$0	$0
		2017	$0	(2) (3)	(2) (3)

(1)	The Company entered into a corporate management agreement dated September 3, 2017 (the “Management Agreement”) with Ryan Fishoff, pursuant to which Mr. Fishoff will serve as the Company’s Chief Executive Officer for a period of one year. As compensation, Mr. Fishoff received a one-time grant of 1,000,000 shares of our Series A Convertible Preferred Stock.

(2)	On April 2, 2017, the Company issued Mr. Culbreth 3,000,000 shares of our Series A Convertible Preferred Stock in recognition of his services as Chairman of the Company’s Board of Directors during 2017.

(3)	As there is no public market for our Series A Convertible Preferred Stock, it is impracticable to determine the cash value of such securities.

The Company will continue to compensate its directors and officers with preferred stock compensation. Depending on financial performance, cash compensation will also be contemplated.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following tables set forth the ownership, as of May 4, 2018, of our shares of stock by each person known by us to be the beneficial owner of more than 10% of our outstanding voting stock, our executive officer and Chairman as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. Unless stated otherwise, the business address for the shareholders set forth below is 12777 Jefferson Blvd. Suite 310 Playa Vista, CA 90066-0748.

Title of Class	Number and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of Class
Series A Convertible Preferred Stock	Alfred Culbreth	3,000,000 Direct ownership	N/A	15.49%
Series A Convertible Preferred Stock	Zachary Davis 125 N. Maple St Burbank,CA 91505	1,305,000 Direct ownership	N/A	6.74%

Series A Convertible Preferred Stock	Ryan Fishoff	1,000,000 Direct ownership	N/A	5.16%

Series A Convertible Preferred Stock	L’ALPINA USA, Inc. 4045 Sheridan Ave, Miami Beach FL 33140	10,769,740 Direct ownership	N/A	55.60%
All Officers and Directors as group hold 4,000,000 shares of Series A Convertible Preferred Stock, which is 20.65% of the Company’s outstanding Series A Convertible Preferred Stock.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described within the section entitled Compensation of Directors and Officers of this offering circular, the Company had the following transactions with “Related Persons,” as that term is defined in Item 404 of Regulation S-K, which includes, but is not limited to:

•	any of our directors or officers,

•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock, or

•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

On September 3, 2017, the Company issued a total of 1,000,000 shares of Series A Convertible Preferred Stock to Ryan Fishoff, Chief Executive Officer of the Company pursuant to the Management Agreement.

On April 2, 2017, the Company issued a total of 3,000,000 shares of Series A Convertible Preferred Stock to Alfred Culbreth, Chairman of the Company for his services during 2017.

SECURITIES BEING OFFERED

This circular relates to the sale of up to 70,000,000 shares of our common stock, of which 65,000,000 such shares are being offered by the Company at a price of $0.04 per share, for total offering proceeds of up to $2,600,000 if all offered shares are sold. The Selling Security Holder is offering a maximum of 5,000,000 shares of common stock on a best efforts basis at a fixed price of $0.04 per share. There is no minimum aggregate offering amount and no provision to escrow or return investor funds if any minimum number of shares is not sold. The minimum amount established for investors is $10,000, unless such minimum is waived by the Company, in its sole discretion. All money we receive from the offering will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this offering circular. The Selling Security Holder will be entitled to keep all proceeds from the sale of its shares.

The Company is currently authorized to issue a total of 300,000,000 shares of common stock with a par value of $0.0001; 25,000,000 shares of Series A Preferred Stock with a par value of $0.001. As of May 4, 2018, the Company had approximately 93,818,118 shares of common stock outstanding, 19,370,440 shares of Series A Preferred Stock outstanding.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law. Shareholders may take action by written consent of over 50% of the issued and outstanding common stock of the Company.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no pre-emptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation, as amended, or our Bylaws that would prevent or delay change in our control.

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Preferred Stock

The designation, powers, including voting rights, preferences and any qualifications, limitations, or restrictions of the preferred stock will be established from time to time upon the approval by both directors and majority shareholders of Company.

As of May 4, 2018, the Company had 25,000,000 shares of Series A Preferred Stock authorized with a par value of $0.001, which shall each have the relative rights, privileges, limitations and preferences as set forth below:

Under the terms of our certificate of incorporation, our Board of Directors is authorized to issue shares of preferred stock in one or more series without stockholder approval.  Our Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board of Directors to issue preferred stock and determination its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances.  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Series A Convertible Preferred Stock

On September 30, 2009, the Board of Directors and the stockholders of the Company adopted a resolution amending the Company’s articles of incorporation to authorize the issuance of up to 10,000,000 shares of Series A Preferred Stock, with a par value of $0.001 per share.

Voting Rights.	Our Series A Preferred Stock has voting rights equal to a 1:100 basis, such that each share of Series A Preferred Stock is entitled to 100 votes in any vote of the Company’s common stockholders

Dividends.	Holders of Series A Preferred Stock are entitled to dividends at a rate of 12% per annum of the original purchase price paid by such holder for its shares of Series A Preferred Stock. Such dividends are payable only as and if declared by the Company’s Board of Directors

Liquidation Rights.	Holders of Series A Preferred Stock are entitled to receive the amount payable in cash equal to the original purchase price paid by such holder for its shares of Series A Preferred Stock. After the payment of such amounts, remaining assets of the Company shall be distributed ratably to the holders of the Series A Preferred Stock and common stock of the Company.

Conversion.	Subject to certain conditions, our Series A Preferred Stock is entitled to conversion in to shares of common stock, at a ratio of 1 share of Series A Preferred Stock to 100 shares of common stock.

Protective Provisions.	Holders of Series A Preferred Stock are entitled to certain protective provisions relating to potential issuances of new shares of Series A Preferred Stock.

Market Price, Dividends, and Related Stockholder Matters

Our securities are not traded on a national exchange, but are quoted on the OTC Markets Group Inc.’s OTC Pink marketplace. There is only a limited market for our securities.

The last sale price of the Company’s common stock on May 4, 2018 was $0.025 per share.

As of May 4, 2018, there were approximately 252 shareholders of record.

We do not have an equity incentive plan.

We have not declared any cash dividends on our common stock in the past two years and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

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American Premium Water Corporation
Balance Sheet
Unaudited
	December 31, 2017	December 31, 2016
Current Assets:
Other current assets	$96,391	$—
Inventory	122,880	4,762
Total current assets	219,271	4,762

Intangible assets	55,799	—

Total Assets	275,070	4,762

Current Liabilities
Convertible notes due third parties	$364,422	$1,052,728
Accrued expenses	1,250	—
Derivative liabilities on convertible notes	149,260	610,644
Stock and note repurchase agreements	44,735	44,735
Stock due investors	29,000	29,000
Amounts due officers and related parties	783,146	852,403
Other liabilities to third parties	214,150	214,150
Bank overdraft	(3,068)	317
Deferred compensation	417,500	317,500
Accrued interest payable	203,366	114,126
Common stock issuable	737	—
Total Current Liabilities	2,204,498	3,235,603

Total Liabilities	2,204,498	3,235,603

Equity
Common Stock ($0.0001 Par Value; 1,000,000,000 shares authorized; 55,618,120 and 395,152 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively,	5,561	40
Series A Preferred Stock ($0.001 Par Value; 25,000,000 shares authorized; 19,766,390 and 19,716,515 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	19,764	19,716
Paid In Capital	104,039,387	101,090,640
Accumulated Deficit	(105,994,140)	(104,341,237)
Shareholders' Deficit	(1,929,428)	(3,230,841)
Total Liabilities and Shareholders' Deficit	$275,070	$4,762

See accompanying notes to unaudited financial statements.

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American Premium Water Corporation
Statement of Operations
Years Ended December 31,
Unaudited
	2017	2016
Income
Sales	$208,955	$44,517
Cost of Goods Sold	(48,677)	16,149
Gross Profit (Loss)	257,632	28,368

Expense

General & Administrative	121,260	436,368
Professional Fees	462,001	5,800,919
Stock based compensation	2,301,888	100,000
Shareholder Expense	—	1,318
Total Operating Expense	2,885,149	6,338,605

Loss From Operations	(2,627,517)	(6,310,237)

Other (Income) and Expense

Loss on change in value of derivative liability	114,429	756,600
Derivative expense	—	387,449
Other income	—	(19,200)
Discount on convertible notes	—	93,324
Interest expense	94,186	110,157
Total other expense	208,615	1,328,330

Loss before provision for income tax	(2,836,132)	(7,638,567)

Provision for income tax	—	—

Net Loss	$(2,836,132)	$(7,638,567)

Net loss per share- basic	$(0.26)	$(82.90)
Weighted average number of common
shares outstanding - basic (1)	10,848,845	92,137

See accompanying notes to unaudited financial statements.

(1) - Weighted average shares outstanding have been adjusted for the reverse stock split effected July 12, 2017.

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American Premium Water Corporation
Statement of Changes In Stockholders' Deficit
Year Ended December 31, 2017
Unaudited

	Common Stock		Preferred Stock		Paid in Capital	Accumulated Deficit	Stockholders' Deficit

Balance December 31, 2016	395,152	40	19,716,515	$19,716	$101,090,640	$(104,341,237)	$(3,230,841)

Issuances of common stock in connection with conversion of promissory notes and accrued interest	19,115,402	1,912	—	—	60,286	—	62,197

Issuances of common stock in connection with repayment of loans	357,442	36	—	—	73,326	—	73,362

Issuances of common stock in connection with repayment of service agreement	64,300	6	—	—	6,424	—	6,430

Issuances of common stock in connection with conversion of preferred stock	2,625,000	263	26,250	(26)	(237)	—	—

Issuances of common stock in connection with services rendered	33,060,825	3,305	—	—	2,746,347	—	2,749,652

Issuances of preferred stock in connection with services rendered	—	—	75,000	74	564	—	638

Recognition of paid in capital in relation to License Agreement	—	—	—	—	62,036	—	62,036

Net income for the year	—	—	—	—	—	(2,836,132)	(2,836,132)

Balance December 31, 2017	55,618,120	5,561	19,817,765	$19,764	$104,039,387	$(107,177,369)	$(3,112,657)

See accompanying notes to unaudited financial statements.

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American Premium Water Corporation
Statement of Cash Flows
For the Years Ended December 31,
Unaudited

	2017	2016
OPERATING ACTIVITIES
Net loss from operations	$(2,836,132)	$(7,638,567)

Adjustment to reconcile net loss to net cash used in operating activities:
Stock based compensation	2,750,290	5,923,170
Amounts due related parties	(194)	(19,303)
Interest accrued on convertible notes outstanding	94,183	56,639
Amortization of discount on derivative liabilities	1,250	60,824
Amortization of intangible assets	6,975	—
Convertible notes due third parties	—	85,000
Inventory	(118,118)	—
Other assets	(96,391)	—
Bank overdraft	(3,385)	155
Accrued compensation	100,000	75,000
Change in value of derivative liabilities	114,429	1,039,478
Cash flow from operating activities	12,907	(417,604)

FINANCING ACTIVITIES
Financing agreement	—	8,800
Proceeds from related parties	19,895	—
Payments to related parties	(9,475)	—
Cash flow from financing	10,420	8,800

Net change in cash	—	(408,804)
Beginning cash	—	454
Ending cash	$—	$(408,350)

See accompanying notes to unaudited financial statements.

(31)

AMERICAN PREMIUM WATER CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

DECEMBER 31, 2017

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America ("GAAP" accounting). The Company has adopted a December 31 fiscal year end.

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for financial statements. In the opinion of management, all adjustments necessary for the financial statements to be not misleading for the periods presented have been reflected herein.

License Agreement

The Company (“Licensee”) entered into a License Agreement on April 4, 2014, with L’Alpina USA Inc.,(“Licensor”) a Florida Corporation where as the Licensor owns the exclusive worldwide right, title and interest in the intellectual properties of L’Apina Artesian PH 9.5, (applied for) USPTO Serial No. 86310306, and therefore has the exclusive right to license such intellectual property. The licensee desires to obtain, and the Licensor is willing to grant, a license pursuant to which Licensee shall have the right to use the intellectual property on terms set in the License Agreement. The term of the License Agreement shall commence on April 4, 2014 and shall terminate on April 7, 2017 (the “First Term”); provided, however, that no event of default shall have occurred and not been cured or waived, Licensee shall have the option, upon providing notice to Licensor on or before January 1, 2017 to renew the License Agreement for an additional three (3) year period (the “Renewal Term”) so as to expire on April 7, 2020. In June 2017 the Licensee and Licensor agreed to extend the First Term through December 31, 2017.

In consideration of the rights granted to the Licensee and the obligations of Licensor under the Licensee Agreement, Licensee shall pay to Licensor earned royalties as specified in the following sentence which shall be based on the Adjusted Gross Sales Price of all Licensed Products manufactured and sold by Licensee hereunder, which payments shall be non-refundable and irrevocable. Earned royalties shall equal Eight Percent (8%) of the adjusted gross sales price of all Licensed Products sold under this Agreement. Unless otherwise specified, all payments shall be made in United States’ dollars. Licensee shall prepare or cause to be prepared statements of operations for the each and every quarter during the Term, during which Licensed Products are offered for sale to the trade, and for each quarter thereafter for so long as Licensee is offering Licensed Products for sale hereunder, which statements and source documentation shall be furnished to Licensor together with the earned royalties due for each such quarter. The statement and royalty payment provided on the last day of each April, July, October and January during the Term shall be used to reduce Licensee’s minimum royalty obligation for the Term. The term “Adjusted Gross Sales Price” shall mean the gross sales price to retailers or wholesalers of all Licensed Products sold under this Agreement less any fees, trade discounts, merchandise returns, sales tax (if separately identified and charged) and markdowns and/or chargebacks, in accordance with generally accepted accounting principles.

The Company (“Licensee”) entered into a License Agreement on August 30, 2017, with Gents Group, Inc., (“Licensor”) a Delaware Corporation where as the Licensor owns the exclusive worldwide right, title and interest in the intellectual properties of Gents Group, Inc., and therefore has the exclusive right to license such intellectual property. The licensee desires to obtain, and the Licensor is willing to grant, a license pursuant to which Licensee shall have the right to use the intellectual property on terms set in the License Agreement. The term of the License Agreement shall commence on August 30, 2017, and shall terminate on August 31, 2020, (the “First Term”); provided, however, that no event of default shall have occurred and not been cured or waived, Licensee shall have the option, upon providing notice to Licensor on or before June 30, 2020, to renew the License Agreement for an additional three (3) year period (the “Renewal Term”) so as to expire on August 31, 2023.

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In consideration of the rights granted to the Licensee and the obligations of Licensor under the Licensee Agreement, Licensee shall pay to Licensor earned royalties as specified in the following sentence which shall be based on the Adjusted Gross Sales Price of all Licensed Products manufactured and sold by Licensee hereunder, which payments shall be non-refundable and irrevocable. Earned royalties shall equal Eight Percent (8%) of the adjusted gross sales price of all Licensed Products sold under this Agreement. Unless otherwise specified, all payments shall be made in United States’ dollars. Licensee shall prepare or cause to be prepared statements of operations for the each and every quarter during the Term, during which Licensed Products are offered for sale to the trade, and for each quarter thereafter for so long as Licensee is offering Licensed Products for sale hereunder, which statements and source documentation shall be furnished to Licensor together with the earned royalties due for each such quarter. The statement and royalty payment provided on the last day of each April, July, October and January during the Term shall be used to reduce Licensee’s minimum royalty obligation for the Term. The term “Adjusted Gross Sales Price” shall mean the gross sales price to retailers or wholesalers of all Licensed Products sold under this Agreement less any fees, trade discounts, merchandise returns, sales tax (if separately identified and charged) and markdowns and/or chargebacks, in accordance with generally accepted accounting principles. The Licensee will have the right to net the royalty payments against the Licensor’s sales receivable in lieu of making direct payments of royalty fees. In consideration of the License Agreement the Licensee shall issue the initial shareholders of the Licensor 7,373,460 common shares of the Licensee’s common shares. See below exhibit:

Issuance of Restricted Common Stock to:

Michael Gooch	3,228,826
Joshua Reed	1,428,134
Robert Milan Prilepok	950,796
Harvey Alligood	601,524
LML Enterprises, LLC	485,100
Ron Bergundy Holdings I LLC	485,100
Jorge Perez	97,020
Chris Detert	48,450
Gary Mantoosh	48,510
Stock to be issued	7,373,460

As of the filing of the December 31, 2017, Annual Report the common shares have not been issued and are recorded on the face of the balance sheet under Common stock issuable.

Going Concern

The accompanying unaudited financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying unaudited financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company does not generate significant revenue, has negative cash flows from operations, which raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion.

Cash and Cash Equivalents

American Premium Water Corporation considers all highly liquid investments with maturities of three months or less to be cash equivalents. At December 31, 2017 and December 31, 2016, the Company had $0 cash. The Company had no cash equivalents at either date.

Inventories

Inventories consist of glass bottled water and shipping containers. The Company stores the final products in regional warehouses around the United States which are owned and operated by third parties. When sales are made the final product is shipped from the warehouse to the customer. Inventories are maintained at a minimal level since production cycles are very short. At December 31, 2017 and December 31, 2016, the Company had $122,880 and $4,762 of product inventory on hand, respectively.

Fair Value of Financial Instruments

The Company's unaudited financial instruments consist of cash, accounts payable, other liabilities, accrued interest, notes payable, and an amount due to a related party. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

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Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Most significant estimates in the accompanying unaudited financial statements include the valuation of deferred tax assets, valuation of stock-based advisor and vendor awards, valuation of warrants issued with debt, and the measurement of derivative liabilities. The Company bases its estimates on historical experience and on various other assumptions that the Company considers reasonable given the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Property and Equipment

Capital assets are depreciated over their estimated useful lives, three to seven years using the straight-line method of depreciation for book purposes. Currently, the Company has no capital assets.

Intangible Assets

Intangible assets are amortized over their estimated useful lives, three to seven years using the straight-line method of amortization. Currently, the Company has a license agreement valued at $62,774 with a three year life. The license agreement is valued at $55,779, net of accumulated amortization of $6,975 as of December 31, 2017.

See below table for amortization over the next three years:

Amortization Expense:
2018	20,925
2019	20,925
2019	13,950

Revenue Recognition

The Company recognizes revenue when there is persuasive evidence of that an arrangement exists, the revenue is fixed or determinable, the products are fully delivered and collection is reasonably assured.

In February 2016, the FASB issued Accounting Standards Codification, Revenue from Contracts with Customers (Topic 606) intended to provide guidance related to general criteria for revenue recognition including identifying the contracts with a customer, identifying the performance obligations in the contracts, determining the transaction price, allocating the transaction price to the performance obligations in the contracts, and recognizing revenue when the entity satisfies a performance obligation by transferring a promised good or service to a customer. The Company will implement ASC 606 effective January 1, 2018. The Company has determined the adoption of ASU 2015-14 will not have a material impact on our results of operations, cash flows, or financial position.

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Concentration of Credit Risks

The Company maintains its cash and cash equivalents in bank deposit accounts, which could, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts; however, amounts in excess of the federally insured limit may be at risk if the bank experiences financial difficulties.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company's net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company's net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. At December 31, 2017, the Company had convertible notes outstanding that could be converted into approximately 151,795,776 common shares. These are not presented in the statement of operations since the company incurred a loss and the effect of these shares is anti-dilutive.

Stock-Based Compensation

The Company accounts for share-based awards in accordance with ASC Topic 505-50, Equity Based Payments to Non-Employees.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update, Leases (Topic 842), intended to improve financial reporting about leasing transactions. The ASU affects all companies and other organizations that lease assets such as real estate, airplanes, and manufacturing equipment. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than twelve months. Consistent with current Generally Accepted Accounting Principles (GAAP), the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP—which requires only capital leases to be recognized on the balance sheet— the new ASU will require both types of leases to be recognized on the balance sheet. The ASU on leases will take effect for all public companies for fiscal years beginning after December 15, 2018.

In February 2016, the FASB issued Accounting Standards Codification, Revenue from Contracts with Customers (Topic 606) intended to provide guidance related to general criteria for revenue recognition including identifying the contracts with a customer, identifying the performance obligations in the contracts, determining the transaction price, allocating the transaction price to the performance obligations in the contracts, and recognizing revenue when the entity satisfies a performance obligation by transferring a promised good or service to a customer.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Derivative Instruments

Historically, the Company entered into financing arrangements that consisted of freestanding derivative instruments or are hybrid instruments that contain embedded derivative features. The Company accounts for these arrangements in Accordance with Accounting Standards Codification topic B15, Accounting for Derivative Instruments and Hedging Activities ("ASC 815") as well as related interpretation of his standard. In accordance with this standard, derivative instruments are recognized as either assets or liabilities in the balance sheet and are measured at fair values with gains or losses recognized in earnings. Embedded derivatives that are not clearly and closely related to the host contract are bifurcated and are recognized at fair value with changes in fair value recognized as either a gain or a loss in earnings. The Company determines the fair value of derivative instruments and hybrid instruments based on available market data using appropriate valuation models, considering all of the rights and obligations of each instrument.

We estimate fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered consistent with the objective measuring fair values. In selecting the appropriate technique, we consider, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as freestanding warrants, we generally use the Black-Scholes model, adjusted for the effect of dilution, because it embodies all of the requisite assumptions (including trading volatility, estimated terms, risk free rates, and dilution) necessary to fair value these instruments. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques (such as Black-Scholes model) are highly volatile and sensitive to changes in the trading market price of our common stock. Since derivative financial instruments are initially and subsequently carried at fair values, our income (expense) going forward will reflect the volatility in these estimates and assumption changes. Under the terms of the new accounting standard, increases in the trading price of the company's common stock and increases in fair value during a given financial quarter result in the application of non-cash derivative expense. Conversely, decreases in the trading price of the Company's common stock and decreases in trading fair value during a given financial quarter result in the application of non-cash derivative income.

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NOTE 2 - PROPERTY AND EQUIPMENT

Currently the Company owns no tangible property.

NOTE 3 - NOTES PAYABLE

On December 31, 2012 the Company executed a one year promissory note with a principal balance of $25,000 for services rendered under a consulting agreement dated October 3, 2012. The note bears interest of 5% per annum. The note is convertible into common stock of the Company. In November 2016 the note holder converted $25,000 of the principal balance into 9,555 common shares and $4,777 of accrued interest into 20,000 common shares at the contractual rate of $.50 and $12.50, respectively. As of December 31, 2016 the note amounted to $0.

On January 24, 2013 the Company executed a one year promissory note with a principal balance of $50,000. The note bears interest at 8%. The note is convertible into common stock of the Company at 50% of the average bid price three days prior to the conversion date. In October 2016 the note holder converted $50,000 of the principal balance into 7,142 common shares at the contractual rate of $7.00. As of December 31, 2016 the note amounted to $0.

On November 12, 2013 the Company executed a one year promissory note with a principal balance of $20,000 for services provided. The note bears interest at 8% and is secured by the common stock of the Company. The note is convertible into common stock of the Company. The number of shares to be received is computed by calculating the three day average bid price of the stock on the three days prior to conversion, deducting 20% of that price and dividing the resulting price into the amount of principal and interest due. The Company could not determine if there were enough shares available to convert all obligations. Accordingly, a derivative liability was recorded using the Black Scholes Method to compute the liability. Assumptions were a Risk Free Interest rate of .0023, volatility of 364%, and an assumed dividend rate of 0%. On September 14, 2017 the full amount of this note was converted to common shares. As of December 31, 2017 and December 31, 2016 the note amounted to $0 and $20,000, respectively .

On January 7, 2014 the Company executed a one year promissory note with a principal balance of $18,000 for services provided. The note bears interest at 8% and is secured by the common stock of the Company. The note is convertible into common stock of the Company. The number of shares to be received is computed by calculating the three day average bid price of the stock on the three days prior to conversion, deducting 20% of that price and dividing the resulting price into the amount of principal and interest due. The Company could not determine if there were enough shares available to convert all obligations. Accordingly, a derivative liability was recorded using the Black Scholes Method to compute the liability. Assumptions were a Risk Free Interest rate of .0023, volatility of 364%, and an assumed dividend rate of 0%. As of December 31, 2017 and December 31, 2016 the notes amounted to $18,000 and $18,000 respectively.

On September 20, 2014 the Company executed a three month promissory note with a principal balance of $38,500. The note bears interest at 9% per annum and is secured by the common stock of the Company. The note holder shall have the right at any time during the period beginning on the maturity date to convert all or any part of the outstanding and unpaid principal amount of the note into fully paid and non-assessable share of common stock, equal to nine (9% ) of the common stock on a fully diluted basis. On October 20, 2016 the noteholder assigned $13,500 of the principal balance to another party creating a new note. On November 11, 2016 the noteholder assigned the remaining $25,000 principal balance to another party crating another note. As of December 31, 2016 the note amounted to $0.

On November 5, 2014 the Company executed a two month promissory note with a principal balance of $20,300. The note bears interest at 9% per annum and is secured by the common stock of the Company. The note holder shall have the right at any time during the period beginning on the maturity date to convert all or any part of the outstanding and unpaid principal amount of the note into fully paid and non-assessable share of common stock, equal to nine (9% ) of the common stock on a fully diluted basis. In conjunction with the September 20, 2014 note above, on October 20, 2016 the noteholder assigned $11,500 of the principal balance to another party creating another note. The remaining balance was converted to common stock on August 15, 2017. As of December 31, 2017 and December 31, 2016 the note amounted to $0 and $8,800, respectively .

On February 10, 2015 the Company executed a one year promissory note with a principal balance of $30,000 for services rendered under a consulting agreement dated January 10, 2015. The note bears interest of 8% per annum. The note is convertible into common stock of the Company at 40% of the lowest traded price of the common stock reported in the prior twenty trading days before conversion. As of December 31, 2017 and December 31, 2016 the note amounted to $30,000 and $30,000, respectively.

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On April 27, 2015 the Company reached an agreement with a former officer of the Company to acquire 800,000 shares of Class A Preferred Stock owned by the officer and to settle a number of convertible notes and other obligations previously issued to or assigned to the officer by third parties. Under the agreement the Company would issue a convertible promissory note with a principal balance of $850,000 dated April 05, 2015. The note bears interest at 8%, matures April 05, 2016 and is secured by the common stock of the Company. The note is convertible into common stock of the Company. The number of shares to be received is computed by calculating the three day weighted average price of the stock on the three days prior to conversion, deducting 15% of that price, and dividing the resulting price into the amount of principal and interest to be converted into common stock. The note includes features creating a derivative liability of the Company. Accordingly, a derivative liability was recorded using the Black Scholes Method to compute the liability. Assumptions were a Risk Free Interest rate of .0023%, volatility of 364%, and an assumed dividend rate of 0%. The note also included a put premium of $150,000 which will be amortized over the life of the note. On September 30, 2017 the company entered into an agreement to retire this note. As of December 31, 2017 and December 31, 2016 the note amounted to $0 and $685,928 respectively .

In October 2015 the Company intended to issue a convertible promissory note in the amount of $250,000 with a maturity date of April 8, 2016. The Company received proceeds of $97,500 related to the note and recognized deferred costs of $32,500 in fiscal year ended 2016. In October 2016 the noteholder converted $4,750 of accrued interest into 2,000 common shares at the contractual rate of $2.38. During 2017 the noteholder converted $8,578 of principal balance into 18,900,000 common shares at the contractual rates ranging from $.00018 to $.001. As of December 31, 2017 and December 31, 2016 the note amounted to $121,422 and $130,000, respectively.

On June 26, 2016 the Company reassigned a promissory note payable to a third party with a principal balance of $62,500. The note bears interest at 9% with a maturity date of February 26, 2017. The note is convertible into common stock of the Company at 50% of the lowest trading price twenty days prior to the conversion date. The note includes features creating a derivative liability of the Company. Accordingly, a derivative liability was recorded using the Black Scholes Method to compute the liability. Assumptions were a Risk Free Interest rate of .0023%, volatility of 364%, and an assumed dividend rate of 0%. On June 28, 2016 the note holder converted $32,000 of the principal balance into 2,000 common shares at the contractual rate of $8.00. On August 23, 2016 the note holder converted $20,000 of the principal balance into 4,000 common shares at the contractual rate of $5.00. On October 26, 2016 the note holder converted $10,000 of the principal balance and $1,151 of accrued interest into 5,138 common shares at the contractual rate of $2.25. The company recognized a gain of $500 to relieve the remaining principal balance of the note. .As of December 31, 2016 the note amounted to $0.

On June 29, 2016 the Company reassigned a promissory note payable to a third party with a principal balance of $25,000. The note bears interest at 10% with a maturity date of June 29, 2017. The note is convertible into common stock of the Company at 50% of the lowest trading price twenty days prior to the conversion date. The note includes features creating a derivative liability of the Company. Accordingly, a derivative liability was recorded using the Black Scholes Method to compute the liability. Assumptions were a Risk Free Interest rate of .0023%, volatility of 344%, and an assumed dividend rate of 0%. During July 2016 the note holder converted $25,000 of the principal balance into 2,000 common shares at the contractual rate of $12.50. As of December 31, 2016 the note amounted to $0.

On July 19, 2016 the Company reassigned a promissory note payable to a third party with a principal balance of $25,000. The note bears interest at 10% with a maturity date of July 19, 2017. The note is convertible into common stock of the Company at 50% of the lowest trading price twenty days prior to the conversion date. The note includes features creating a derivative liability of the Company. Accordingly, a derivative liability was recorded using the Black Scholes Method to compute the liability. Assumptions were a Risk Free Interest rate of .0023%, volatility of 344%, and an assumed dividend rate of 0%. On August 24, 2016 the note holder converted $5,000 of the principal balance into 1,000 common shares at the contractual rate of $5.00. On September 16, 2016 the note holder converted $8,500 of the principal balance into 2,000 common shares at the contractual rate of $4.25. In October 2016 the note holder converted $11,500 of the principal balance and $438 of accrued interest into 3,687 common shares at contractual rates ranging from $2.75 to $3.75. As of December 31, 2016 the note amounted to $0.

On July 21, 2016 the Company reassigned a promissory note payable to a third party with a principal balance of $20,000. The note bears interest at 10% with a maturity date of July 21, 2017. The note is convertible into common stock of the Company at 40% of the lowest trading price ten days prior to the conversion date. The note includes features creating a derivative liability of the Company. Accordingly, a derivative liability was recorded using the Black Scholes Method to compute the liability. Assumptions were a Risk Free Interest rate of .0023%, volatility of 364%, and an assumed dividend rate of 0%. This note was fully converted and retired as of July 31, 2017. As of December 31, 2017 and December 31, 2016 the note amounted to $0 and $20,000, respectively.

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On July 25, 2016 the Company reassigned a promissory note payable to a third party with a principal balance of $29,696. The note bears interest at 10% with a maturity date of July 25, 2017. The note is convertible into common stock of the Company at 50% of the lowest trading price twenty days prior to the conversion date. The note includes features creating a derivative liability of the Company. Accordingly, a derivative liability was recorded using the Black Scholes Method to compute the liability. Assumptions were a Risk Free Interest rate of .0023%, volatility of 364%, and an assumed dividend rate of 0%. In October 2016 the note holder converted $20,000 of the principal balance into 8,444 common shares at contractual rates ranging from $2.25 to $2.50. In November 2016 the note holder converted $9,696 of the principal balance and $738 of accrued interest into 11,911 common shares at contractual rates ranging from $.75 to $1.00. As of December 31, 2016 the note amounted to $0.

On August 3, 2016 the Company issued a promissory note payable to a third party with a principal balance of $25,000 for service rendered. The note bears interest at 8% per annum with a maturity date of February 3, 2017. The note is convertible into common stock of the Company equal to 40% of the lowest trading price twenty days prior to the conversion date. The note includes features creating a derivative liability of the Company. Accordingly, a derivative liability was recorded using the Black Scholes Method to compute the liability. Assumptions were a Risk Free Interest rate of .0023%, volatility of 364%, and an assumed dividend rate of 0%. After an internal audit, no consideration was ever received for this note and thus the note has been canceled. As of December 31, 2017 and December 31, 2016 the note amounted to $0 and $25,000, respectively .

In reference to the September 20, 2014 and November 5, 2014 notes referenced above, on October 20, 2016 the Company issued a promissory note payable to a third party with a principal balance of $25,000 resulting from a reassignment of previously issued promissory notes. The note bears interest at 10% with a maturity date of October 20, 2017. The note is convertible into common stock of the Company at 50% of the lowest trading price twenty days prior to the conversion date. The note includes features creating a derivative liability of the Company. Accordingly, a derivative liability was recorded using the Black Scholes Method to compute the liability. Assumptions were a Risk Free Interest rate of .0023%, volatility of 364%, and an assumed dividend rate of 0%. In October 2016 the note holder converted $10,000 of the principal balance into 4,444 common shares at the contractual rate of $2.25. In November 2016 the note holder converted an additional $10,800 of the principal balance into 34,200 common shares at contractual rates ranging from $.25 to $.50. In December 2016 the note holder converted the remaining principal balance of $4,200 and accrued interest of $142 into 17,369 common shares at the contractual rate of $.25. As of December 31, 2016 the principal balance of the note amounted to $0.

In reference to the September 20, 2014 note referenced above, on November 11, 2016 the Company issued a promissory note payable to a third party with a principal balance of $25,000 resulting from a reassignment of a previously issued promissory note. The note is convertible into common stock of the Company at 50% of the lowest trading price twenty days prior to the conversion date. The note includes features creating a derivative liability of the Company. Accordingly, a derivative liability was recorded using the Black Scholes Method to compute the liability. Assumptions were a Risk Free Interest rate of .0023%, volatility of 364%, and an assumed dividend rate of 0%. During the period of February 6, 2017 through March 16, 2017 the note holder converted $19,265 of the principal balance into 77,062 common shares at the contractual rate of $.25. On August 15 the note holder converted the remainder portion of the note. As of December 31, 2017 and December 31, 2016 the principal balance of the note amounted to $0 and $25,000, respectively .

On the first day of each month, commencing April 1, 2016 through December 1, 2016 the Company issued nine convertible promissory notes each with a three month maturity date. Each note has a principal balance of $10,000 for services provided and each note bears interest at 5%. The notes are convertible into shares of common stock of the Company equal to nine percent (9%) of the common stock on a fully diluted basis. An agreement was reached with the noteholder to cancel the remaining portion of the note. As of December 31, 2017 and December 31, 2016 the balance of the notes issued amounted to $0 and $90,000, respectively .

On November 29 the Company executed a one year promissory note with a principal balance of $75,000 related to advisory and legal services for the Company submitting a 1/A filing. The note bears interest at 12%. The note is convertible into common stock of the Company at 50% of the lowest price twenty days prior to the conversion date. As of December 31, 2017, the balance of the note was $75,000.

On December 14 the Company executed a one year promissory note with a principal balance of $120,000 related to advisory and sales consulting for the Company related to preparation and fund raising in connection with a 1/A filing. The note bears interest at 12%. The note is convertible into common stock of the Company at 50% of the lowest price twenty days prior to the conversion date. As of December 31, 2017, the balance of the note was $120,000.

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NOTE 4 – AMOUNTS DUE OFFICERS AND RELATED PARTIES

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to related party. The Company discloses related party transactions on the Balance Sheet as Amounts due officers and related parties. During the period of February 21, 2017 through March 21, 2017 the Company converted $62,517 and $310 of related party loans and accrued interest into 252,082 common shares at contractual rates ranging from $.125 to $2.50. In May 2017 the Company converted $10,536 and $6,430 of related party loans and service agreements payable into 169,660 common shares at contractual rate of $1.00. In the period of October 1, 2017 through December 31, 2017 the Company received $10,5285 of advances to a related party and made $5,774 of repayments to a related party. As of December 31, 2017 and December 31, 2016 the balance of Amounts due to related parties amounted to $783,146 and $852,403, respectively.

In the year ended December 31, 2017, the Company borrowed $19,895 and repaid $9,475 in non-interest bearing related party loans. In the year ended December 31, 2016, the Company repaid $10,591 of non-interest bearing related party loans.

NOTE 5 – STOCKHOLDERS’ EQUITY

On July 12, 2017 the Company authorized a 1:5000 reverse stock split. The shares in this report have been retroactively adjusted to reflect the split.

During the three months ended September 30, 2016 the Company raised the shares of common stock authorized from 500,000,000 shares to 1,000,0000,000 with a par value of $0.0001. The Company has 20,000,000 shares of Preferred stock authorized with a par value of $0.001.

During the three months ended March 31, 2016, the Company issued 261 shares of common stock to service providers with a fair market value of $16,250.

During the period of April 1, 2016 through June 30, 2016 the Company issued 35,000 shares of common stock to service providers with a fair market value of $3,465,000. On April 1, 2016 the Company cancelled 200 common shares previously issued and recorded $18,700 in other income. On June 21, 2016 the Company converted 200,000 series A preferred stock with a par value of $.001 into 4,000 common shares at par value of $.0001. On June 28, 2016 the Company issued 4,000 shares of common stock related to convertible promissory notes at the contractual rate of $.0016 (see NOTE 3).

During the period of July 1, 2016 through September 30, 2016 the Company issued 9,000 shares of common stock related to convertible promissory notes at contractual rates ranging from $.001 to $.0025 (see NOTE 3). During the same period the Company issued 105,435 to service providers with a fair market value of $2,487,821. On July 13, 2016 the Company cancelled 80 common shares previously issued and recorded a reduction in marketing expense of $13,600.

During the period of October 1, 2016 through December 31, 2016 the Company issued 123,748 shares of common stock related to convertible promissory notes and accrued interest at contractual rates ranging from $.25 to $7.00 (see NOTE 3). During the same period the Company issued 109,950 common shares to service providers with a fair market value of $163,675.

During 2017, the Company issued 19,115,402 shares of common stock related to $27,843 of principal of convertible promissory notes and $4,635 of accrued interest at a contractual rates ranging from $.00005 to $.001 (see NOTE 3). During the same period the Company issued 357,442 shares of common stock in connection with $73,053 of loan repayments at a contractual rates ranging from $.00025 to $.00005 (see NOTE 4). Additionally, the Company issued 64,300 shares of common stock, related to $6,430 of accrued service agreement fees. The Company issued 33,060,825 common shares for services rendered valued at $2,301,249.

During 2017, the Company issued 75,000 shares of preferred for services rendered valued at fair value of $639. The Company also issued 2,625,000 shares of common stock in relation to conversion of 26,250 shares of preferred stock.

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NOTE 6 - COMMITMENTS AND CONTINGENCIES

The Company leases office space in Playa Vista, California. The lease requires payments of $109 per month and expired October 2016. The Company extended the lease on a month to month basis at a month rent amount of $109 per month. The lease was transferred by the landlord from Delray Beach, Florida when the Company relocated the headquarters.

NOTE 7 - GOING CONCERN

The accompanying unaudited financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company had limited revenues during 2016 and 2017. At December 31, 2017, the Company had an accumulated deficit of approximately $107 million, a stockholders’ deficit of approximately $3 million and a working capital deficiency of $3,191,783. The net cash used in operating activities for year ended December 31, 2017 totaled $10,420.

Management believes that the Company will be dependent, for the near future, on additional equity capital to fund operating expenses. The Company intends to position itself so that it may be able to raise additional funds through the capital markets. However, there are no assurances that the Company will be successful.

NOTE 8 - FAIR VALUE MEASUREMENT

The Company has adopted the guidance under ASC Topic 820 for financial instruments measured on a fair value on a recurring basis. ASC Topic 820 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data and requires disclosures for assets and liabilities measured at fair value based on their level in the hierarchy. Further authoritative accounting guidance (ASU No. 2009-05) under ASC Topic 820, provides clarification that in circumstances in which a quoted price in an active market for the identical liabilities is not available, a reporting entity is required to measure fair value using one or more of the techniques provided for in this update.

The standard describes a fair value hierarchy based on three levels of input, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

Level 1 - Quoted prices in active markets for identical assets and liabilities.

Level 2 - Input other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, "Distinguishing Liabilities from Equity" and ASC 815, "Derivatives and Hedging". Derivative liabilities are adjusted to reflect fair value at each period end, with any increase or decrease in the fair value being recorded in the results of operations as adjustments to fair value of derivatives. The effects of interactions between embedded derivatives are calculated and accounted for in arriving at the overall fair value of the financial instruments. In addition, the fair value of freestanding derivative instruments such as warrant and option derivatives are valued using the Black-Scholes model.

The Company uses Level 3 inputs for its valuation methodology for the embedded conversion option liabilities as their fair value as their fair value were determined by using the Black-Scholes option-pricing model based on various assumptions. The Company's derivative liabilities are adjusted to reflect fair value at each period end, with any increase or decrease in the fair value being recorded in results of operations as adjustments to fair value of derivatives.

The following table sets forth the liabilities as of December 31, 2017, which are recorded on the balance sheet at fair value on a recurring basis by level within the fair value hierarchy. As required, these are classified based on the lowest level of input that is significant to the fair value measurement:

The Company recorded derivative liabilities as follows:

Conversion features
Derivative Liability

Balance at December 31, 2015	$422,564
Initial recognition of derivative liability	471,937
Reduction of derivative liability due to note conversions	(960,735)
Change in fair value of derivative liabilities	676,879
Balance at December 31, 2016	610,644
Reduction of derivative liability due to note conversions	(575,813)
Change in fair value of derivative liabilities	114,429
Balance at December 31, 2017	$149,260

The Company recorded debt discount as follows:
Amortization of debt discount year ended December 31, 2015	$89,299
Unamortized debt discount at December 31, 2015	(60,824)
Amortization of debt discount year ended December 31, 2016	60,824
Unamortized debt discount at December 31, 2016	—
Amortization of debt discount	—
Unamortized debt discount at December 31, 2017	$—

NOTE 9 - SUBSEQUENT EVENTS

Management has assessed subsequent events through April 16, 2018, the date on which the financial statements were available to be issued.

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EXHIBITS

The following exhibits are filed with this offering circular:

Exhibit No.	Description
2.1	Articles of Incorporation of American Premium Water Corporation, as amended*
2.2	Bylaws of American Premium Water Corporation*
3.2	Convertible Promissory Note with Greentree Financial Group, Inc. dated November 29, 2017*
3.3	Addendum to Convertible Promissory Note with Greentree Financial Group, Inc. dated March 9, 2018*
6.1	American Premium Water Corporation Agreement with Greentree Financial Group, Inc. dated November 28, 2017
6.2	American Premium Water Corporation Agreement with L'ALPINA USA, Inc. dated April 8, 2014*
6.3	American Premium Water Corporation Agreement with GENTS Group, Inc. dated August 30, 2017*
6.4	Corporate Management Agreement with Ryan Fishoff dated September 3, 2017*
6.5	Consulting Agreement with International Money dated January 4, 2018
6.6	Amendment to Consulting Agreement with International Money dated January 30, 2018
11.1	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibit 12.1)
12.1	Opinion of Waller Lansden Dortch & Davis, LLP

* Previously filed

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Playa Vista, California, on May 8, 2018.

American Premium Water Corporation

May 8, 2018	By:	/s/ Ryan Fishoff
Ryan Fishoff
Chief Executive Officer

May 8, 2018	By:	/s/ Alfred Culbreth
Alfred Culbreth
Chief Financial Officer and Treasurer

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Pursuant to the requirements of the Securities Act of 1933, this Offering circular has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ryan Fishoff	Chief Executive Officer	May 8, 2018
Ryan Fishoff

/s/ Alfred Culbreth	Chairman	May 8, 2018
Alfred Culbreth

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